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Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

July 17, 2000

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

    We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its Post-Effective Amendment No. 2 on Form S-3 to its registration statement on Form S-4 (Reg. No. 333-35590) (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 12,398,803 shares of the Company's common shares of beneficial interest, $.01 par value per share ("Common Shares"), which may be issued if and to the extent that holders of 12,398,803 units of limited partnership interest ("Units") in EOP Operating Limited Partnership, a Delaware limited partnership (the "Partnership"), elect to exercise their unit redemption right. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

    For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Declaration of Trust of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect (the "Declaration of Trust").

  3.
  The Bylaws of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  4.
  Resolutions of the Board of Trustees of the Company adopted at meetings held on February 10, 2000 and May 4, 2000, and resolutions of the Executive Committee of the Board of Trustees adopted at a meeting held on February 11, 2000 and by unanimous written consents dated May 2, 2000, May 12, 2000 and June 16, 2000, in each case as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Common Shares and arrangements in connection therewith.

  5.
  The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 19, 2000 (the "Partnership Agreement"), as certified as of the date hereof by the Assistant Secretary of the Company, in its capacity as the general partner of the Partnership, as being complete, accurate and in effect.

    In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

    This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

    Based upon, subject to and limited by the foregoing, we are of the opinion that, following effectiveness of the Registration Statement, the Common Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and applicable resolutions of the Board of Trustees of the Company authorizing the issuance of the Common Shares upon redemption of the Units as contemplated thereby, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland. In rendering the foregoing opinion, we have assumed the receipt by the Company of the Units being redeemed as specified in the Partnership Agreement and the resolutions of the Board of Trustees authorizing the issuance and sale of the Common Shares.

    This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P. HOGAN & HARTSTON L.L.P.

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